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                                                                  Exhibit 10.3



                       AMENDMENT TO EMPLOYMENT AGREEMENT

      THIS AMENDMENT TO EMPLOYMENT AGREEMENT (Amendment) is entered into effective the 1st day of January 1995, by and between NEBCO EVANS DISTRIBUTION, INC., a Nebraska corporation (Employer) and RAYMOND E. MARSHALL (Employee).

      WHEREAS, Employer and Employee entered into an Employment Agreement as of December 23, 1986 (Employment Agreement); and

      WHEREAS, said Employment Agreement has been informally extended to the effective date hereof at increased compensation with Employee's title being that of President and Chief Operating Officer; and

      WHEREAS, Employer and Employee desire to embody in a written agreement the amended terms and conditions under which the Employee shall be employed by Employer from and after the Effective Date.

      NOW, THEREFORE, in consideration of the mutual benefits, obligations, covenants and promises herein contained, and intending to be legally bound hereby, the parties agree as follows:

      1. The Employment Agreement is amended as of the Effective Date hereof as follows:

            a) Title/Duties. Employer shall employ Employee as an Executive with Employee initially having the title of President and Chief Operating Officer. Employee acknowledges that his current job title may be changed in the discretion of the Employer's Board of Directors as acquisitions of additional operating units may be accomplished. Employer acknowledges that regardless of any change of Employee's title, Employee's duties shall be in the nature of those entrusted to a senior executive officer.

            b) Term. The term of this Employment Agreement shall commence as of the Effective Date hereof and end at the close of business on the third anniversary date of the Effective Date hereof unless sooner terminated in accordance with the provisions


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of Article IV of the Employment Agreement or extended as provided for herein.
The term shall be renewed for a period of one (1) year ending at the close of business on the fourth anniversary date of the Effective Date of this Amendment (subject to earlier termination under Article IV of the Employment Agreement), unless the Employer gives notice in writing to the Employee of its intention not to renew his employment for such one (1) year term on or before the second anniversary date of the Effective Date of this Amendment. The term shall be renewed for successive one (1) year periods in a like manner (always subject to earlier termination under Article IV of the Employment Agreement), unless the Employer gives notice in writing to the Employee of its intention not no renew his employment for such one (1) year term more than two (2) years prior to the first day of such one (1) year renewal term. The term of this Amendment, including any renewal term, shall hereinafter be referred to as the "Term".

            c) Compensation.

            (i) salary. The Employer shall pay the Employee during the Term a base salary at the rate of Two Hundred Ten Thousand Dollars ($210,000.00) per annum, or such greater rate as the Employer's Board of Directors may hereafter determine on an annual basis, payable in accordance with the Employer's payroll procedure as presently in effect or as hereafter amended from time to time, less such deductions as shall be required to be withheld by applicable law and regulations.

            (ii) Annual CPI Adjustment. The Employee's base salary shall be adjusted annually on a calendar year basis in accordance with the change in the Consumer Price Index for all urban consumers (CPI-U) with the base period of December 1994. The first such adjustment to Employee's base salary shall be for calendar year 1996.

            (iii) Annual Bonus. The Employee shall be entitled to an annual bonus for the fiscal year of the corporation ending on the 31st day of December, 1994 and for each subsequent fiscal year (52/53 week year) during the Term, in each event payable on March


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1 immediately following the last day of the Employer's fiscal year. The annual bonus shall be calculated using the Employer's "reported basis" statements and no adjustment shall be made in the calculation of Reported Operating Profit except that if the Employer's profit & loss statement is supported in any way by the Employer's parent, the Employee shall benefit from such support. The formula for determining the annual bonus is set forth hereinbelow.

            (iv) Bonus Formula. The Employee's annual bonus shall be determined in good faith by the Chairman of the Board of Directors of the Employer after first considering the amount by which Reported Operating Profit exceeds then current reasonable return on the Employer's invested capital. The annual bonus due Employee for a fiscal year may exceed Employee's salary as adjusted by the CPI-U for such fiscal year. The annual bonus shall be consistent with past practices and subject to satisfactory performance of the business of Employer. Employee shall have the right to suggest an amount which Employee believes would be an appropriate annual bonus.

            (v) In the event an Annual Bonus shall be payable with respect to a period in the fiscal year in which the Term expires that is less than an entire fiscal year, the Annual Bonus for such period shall be a prorata bonus determined by multiplying the Annual Bonus which the Employee would have received for the entire fiscal year in which the Term expires, by a fraction, the numerator of which shall be the number of days in that calendar year preceding the expiration of the Term and the denominator of which shall be 365.

      2. Effective Date. The Effective Date of this Amendment shall be January 1, 1995.

      3. Reaffirmation. In all other respects, Employer and Employee hereby reaffirm the provisions of Employee's original Employment Agreement as if the same had been executed on the Effective Date hereof.


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      4. Authorization. Employer hereby represents that the provisions of the above Amendment have been authorized by its Board of Directors.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement an of the Effective Date hereof.

                                                 NEBCO EVANS DISTRIBUTION, INC.,
                                                 Employer


                                                 By /s/ John V. Holten
                                                 -----------------------------
                                                 John V. Holten
                                                 Chairman of the Board


                                                 /s/ Raymond E. Marshall
                                                 -----------------------------
                                                 RAYMOND E. MARSHALL, Employee


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                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT, dated as of the 23rd day of December, 1986, is made by and between Nebco Distribution of Omaha, Inc., a Nebraska corporation ("Employer"), and Raymond Marshall ("Employee").

            This Agreement shall be effective only upon the acquisition by Nebco a.s, a Norwegian corporation ("Nebco a.s"), of the entire equity interest in Employer (the "Effective Date"), and if Nebco a.s does not acquire the entire such interest, this Agreement shall be void and of no effect whatsoever.

            Employer and Employee desire to embody in a written agreement the terms and conditions under which the Employee shall be employed by Employer after the Effective Date.

            Accordingly, in consideration of the mutual benefits, obligations, covenants and promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows;

I. EMPLOYER AGREES:

            1. To employ Employee as President and Chief
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Executive Officer for a period of three years, commencing on the Effective Date, at an annual compensation of $90,000 in 1987, $100,000 in 1988, and $110,000
in 1989. To pay Employee an additional annual bonus the amount of which will be based on a new bonus system that Employer expects to adopt within the next six months, provided that under such bonus system Employee is expected to receive not less than he has received under previous bonus plans of the Employer, subject to satisfactory performance of the business of Employer.

            2. In addition to this annual compensation, to grant to Employee at the Effective Date a non-qualified option to purchase 3,000 shares of common stock of Employer upon the terms and subject to the conditions set forth in a Non-Qualified Option Agreement in the form annexed hereto as Exhibit A.

            3. During such employment, to provide Employee with holiday, vacation, group medical, disability and life insurance coverage and any other fringe benefits as Nebco may in its sole discretion from time to time elect to make available to Employee; provided that such benefits, taken as a whole, will be at least comparable to those that he currently receives.
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            4. To reimburse Employee for the initiation fees (not to exceed
$l8,000), dues or other expenses reasonably incurred by him at one country club joined by him in order to promote the Employer's business. Employee shall immediately select and apply for membership at Omaha Country Club, Happy Hollow Country Club or Highland Country Club after consultation with Gerald T. Toohey.

II. EMPLOYEE AGREES:

            1. To perform such management and employment duties as are customarily performed by senior executives and may reasonably be requested.

            2. To accept employment by Employer upon the terms and conditions set forth in this Agreement, to the exclusion of all other employment, and during the term of employment to undertake no planning for or organization of any business activity competitive with the business of Employer.

            3. To devote Employee's full time and best efforts in good faith to performance hereunder, and not actively to engage in any other business in any capacity whatsoever except upon the written approval of the Board of Directors of Employer, to whom Employee shall from time to time report; provided, that, subject to Section V.5 hereof,
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Employee shall not be prevented hereby from investing his assets in a manner that will not detract from his ability to fulfill his duties hereunder.

            4. To take no intentional action contrary to the best interest of Employer.

            5. To, in good faith and at all times during the term of this Agreement, comply with all existing rules, customs, policies and procedures of Employer, as they may be changed from time to time.

III. CONFIDENTIAL INFORMATION, POST-EMPLOYMENT COMPETITION:

            1. Employee has been an employee of Employer, and in such capacity acquired knowledge of Employer's business systems, techniques and methods of operation that are unique assets of Employer's business. Employee shall not, during or after the term of the employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law: (a) any such systems, techniques and methods of operation, or (b) any sales prospects, customer lists, products, research or data of any kind, or (c) any information relating to strategic plans, sales costs, profits or the financial condition of Employer or any of its customers or prospective customers, that are not generally known to the
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public or recognized as standard practice in the industries in which Nebco shall be engaged. Business systems shall include but not be limited to policy and procedure manuals, computer programs, financial forms and information, supplier information, recipes, accounting forms and procedures, personnel policies and information on the needs of clients, all of which information is not publicly disclosed and is considered by Employer to be confidential trade secrets.

            2. Employee agrees that all business systems, techniques and methods of operation developed by him, and all product developments made by him, in the course of his work for Employer, and any rights acquired by him in the course of such work, shall inure to and be the property of Employer, and Employee shall cause appropriate assignments in respect thereof to be made and delivered to Employer upon Employer's request.

            3. Subject to the provisions of paragraph 4 of this article, Employee, for a period of one year following termination of his employment, shall not, without Employer's written permission, directly or indirectly, on Employee's behalf or on behalf of any other person, firm, corporation, association or other entity, engage in or in any way be concerned with or negotiate for, or acquire or maintain any ownership interest in, any business or activity that is the
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same, similar to or competitive with that conducted by, engaged in or developed for later implementation by Employer at any time during the term of Employee's employment.

            4. The provisions set forth in paragraph 3 above shall apply to all fifty states and, in addition, to each foreign country, possession or territory, in which Nebco may be engaged in business at the termination of Employee's employment or at any time within 12 months prior thereto.

            5. Employee further agrees that Employee shall not for a period of one year following termination of his employment, directly or indirectly, at any time in any manner, induce or attempt to influence any employees of Employer to terminate their employment with Employer.

            6. Employee acknowledges that in the event of any violation by Employee of the provisions set forth in this article, Employer will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, Employer shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and
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equitable remedies as may be available to Employer. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court or competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

IV.   EFFECTIVENESS; TERMINATION:

            1. This Agreement shall be effective at the Effective Date.

            2. In the event of Employee's death, this Agreement shall automatically terminate.

            3. "Good and Sufficient Cause" shall mean intentionally engaging in acts of dishonesty or other conduct intended to be injurious to the business of Employer, conviction of a felony or the willful and material failure to perform the employee's duties and to correct such failure after warning.

V.    GENERAL PROVISIONS:

            1. Employee's initial assignment and title hereunder may not necessarily be continued and, after consultation with Employee aimed at reaching a mutually satisfactory
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arrangement, Employer may assign Employee to a city other than Omaha, Nebraska.

            2. The term "Employer", as used in this Agreement, shall also include Employer's subsidiaries or affiliates, if any, on whose payroll Employee is carried from time to time under this Agreement, and with respect to Employee's duties, obligations and restrictions, shall also include all subsidiaries and affiliated corporations, as the same may exist from time to time.

            3. If at the time this Agreement is entered into, Employee is currently employed by Employer at will or under other terms and conditions, whether written or oral, the parties agree: that this Agreement shall supersede and be substituted for all such employment agreements on the Effective Date, and that this Agreement is entered into in consideration of the mutual undertakings of the parties, the cancellation of all previous employment contracts, and the release by the parties of their respective rights and obligations under any previous employment contracts excepting only such rights and obligations which by their nature are intended to survive termination or cancellation of such employment contract or relationship.

            4. This is a severable Agreement. In the event any portions hereof (particularly portions relating to
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restrictions against competition and the enforcement thereof) are held to be unenforceable to any extent under the law of any state, it is the intention of the parties that such portion(s) be enforced to the full extent permitted under the law of such state, and shall remain enforceable in all other states, and in any event, that all other parts of this Agreement shall remain valid and fully enforceable as if the unenforceable part or parts had never been a part hereof.

            Further, the part or parts of this Agreement relating to restrictions against competition by Employee and the enforcement of such part or parts shall be construed as a covenant independent of any other provision in this Agreement and the existence of any claim or cause of action by Employee against Employer, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Nebco of the part or parts relating to restrictions against competition by Employee.

            5. Employee may acquire and hold up to 2% of the outstanding stock of a corporation that is a supplier or that engages in any business in which Employer is engaged, if such shares of stock are available to the general public on a national or regional securities exchange or in the over-the-counter securities markets. Otherwise, Employee
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may not own any shares of or any interest in any entity that is a supplier of
Employer or with which Employer does business.
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            6. This Agreement contains the entire agreement between the parties.
No change, addition or amendment shall be made except by written agreement executed by both parties.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


                                          /s/ Raymond Marshall
                                          ----------------------------
                                                Raymond Marshall

NEBCO DISTRIBUTION
OF OMAHA, INC.


By: /s/ [Illegible]
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